Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Lori Nelson, Station Casinos, Inc.

702-495-4248    lori.nelson@stationcasinos.com

February 11, 2011

Gun Lake Tribe and Station Casinos, Inc.

announce Opening of Gun Lake Casino in West Michigan

(Wayland, Mich.) — The Gun Lake Casino, owned by the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians and developed and managed by MPM Enterprises LLC (“MPM”), of which Station Casinos, Inc. is a 50 percent partner, opened its doors to the public at 9:40 p.m. on Thursday, February 10, 2011.  The entertainment destination, located on 147 acres off U.S. 131 between Grand Rapids and Kalamazoo, Mich., features a 76,000 square foot casino offering 1,450 slot and video poker machines and 28 table games including blackjack, roulette, craps, Mini-baccarat and Progressive Ultimate Texas Hold’em.

Dining and beverage offerings include the 225-seat Sandhill Café, Tim Hortons®, Coldstone Creamery®, Johnny Rockets, Villa Fresh Italian Kitchen and Crossroads Bar as well as live entertainment inside the intimate Stage 131 lounge and bar.  The casino also features 2,500 parking spaces with valet service.

The $165 million project was designed to be contemporary and comfortable with inspirations by the culture of the Gun Lake Tribe and the natural beauty of the surrounding environment.  The casino was designed by The Friedmutter Group with Station Construction LLC and Skanska USA serving as general contractors.  MPM’s management agreement with the Tribe is for a term of seven years, during which it will receive a management fee equal to 30 percent of the casino’s net income.

Gun Lake Casino is located at 1123 129th Avenue in Wayland, Michigan. For more information, visit www.gunlakecasino.com.

Owners: Gun Lake Tribe

The Gun Lake Tribe has a rich history in West Michigan and close connection to the lands near Gun Lake Casino.  The Bradley Indian Mission, located just a few miles away from the casino site is the historical center point of the tribal community.  The Tribe’s ancestors, and political predecessors, signed treaties with the United States government that date back to 1795.  The Tribe was re-affirmed to federal recognition in 1999.  Gun Lake Casino has provided badly needed jobs and economic development to the tribal community and people of West Michigan.

Management Partner: Station Casinos

Founded in 1976 by the Fertitta family, Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s 18 properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. The Company also has a Native American Tribal division where it serves as the casino manager and developer of tribal casinos.  Gun Lake Casino’s opening marks the company’s second management contract to come to fruition, and it’s first in the Midwest.